Exhibit 99.1
ADVENTRX SIGNS DEFINITIVE MERGER AGREEMENT WITH SD PHARMACEUTICALS
SAN DIEGO – April 10, 2006 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) and SD Pharmaceuticals, Inc. (SD Pharma), a privately-held company, announced today that the companies have signed a definitive merger agreement whereby ADVENTRX will acquire all of the outstanding shares of SD Pharma.
Under the terms of the agreement, ADVENTRX will issue, and SD Pharma stockholders will receive, approximately 2,100,000 shares of ADVENTRX common stock. The agreement and plan of merger has been approved by the boards of directors of both companies and by the stockholders of SD Pharma. The closing of the merger is subject to the fulfillment of a number of conditions which the parties currently expect will be satisfied. SD Pharma co-founder, Andrew Chen, Ph.D., R.Ph, will continue to collaborate with ADVENTRX as a consultant. No other organizational changes for ADVENTRX will result from the merger agreement.
Subject to the closing of the transaction, ADVENTRX will acquire worldwide intellectual property rights to eight oncology and infectious disease product candidates, including ex-US rights to SDP-012 (ANX-530, vinorelbine emulsion). In October 2005, ADVENTRX announced it had licensed US development and marketing rights to SDP-012 (ANX-530) from SD Pharma.
Certain product candidates that ADVENTRX would acquire as a result of the merger are based on a nano-emulsion technology for both soluble and insoluble parenteral drugs. The nano-emulsion technology was developed by Dr. Andrew Chen and is designed to enable the delivery of vein irritating or difficult to dissolve drugs without excipient-induced adverse effects. Many of the product candidates are based on currently approved drugs and may qualify for the 505(b)(2) regulatory process.
Section 505(b)(2) of the US Food, Drug & Cosmetic Act allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or data used by the FDA in the approval of other drugs. This procedure potentially makes it easier for drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.
“We believe that this transaction will provide tremendous value for our stockholders by strengthening our product pipeline with near-term product candidates in oncology and infectious disease,” said Evan M. Levine, ADVENTRX president and CEO. “We plan to build on our 505(b)(2) regulatory experience and our familiarity with Dr. Chen’s nano-emulsion technologies and to apply these skills to compounds with even larger market opportunities. The integration of these near-term product candidates can create numerous growth opportunities while allowing us to remain focused on our core competencies.”
“ADVENTRX has several exciting drug development opportunities for cancer and infectious disease and a proven track record of bringing drugs through preclinical and clinical development,” commented Paul J. Marangos, Ph.D., SD Pharma chairman, CEO and co-founder. “We believe ADVENTRX is the right company to further develop these product candidates based on their rapid progress with ANX-530 which they licensed from us last year. The SD Pharma portfolio includes sizeable near-term market opportunities with potentially lower development costs associated with 505(b)(2) regulatory paths. In addition, it nicely augments the existing ADVENTRX oncology and infectious disease pipelines. Development of these compounds will certainly benefit from ADVENTRX’s clinical experience, especially within the field of oncology.”
The SD Pharma product portfolio consists of five anticancer and three anti-infective therapies which are listed below:
•	SDP-013 – A non-allergenic, non cremophor-containing emulsion formulation of paclitaxel (Taxolâ) designed to eliminate the need for immunosuppressant premedication, which is recommended for paclitaxel therapy to reduce the incidence and severity of severe hypersensitivity reaction. Paclitaxel is approved to treat breast, ovarian and non-small cell lung cancers. Taxol worldwide sales were approximately $750 million in 2005. (Source: Bristol-Myers Squibb).

•	SDP-014 – A novel docetaxel (Taxotereâ) formulation not containing polysorbate 80 or other detergents, intended to eliminate the need for multiday immunosuppressant premedication, which is recommended for docetaxel therapy to reduce the incidence and severity of allergic reaction. Taxotere is approved to treat breast, non-small cell lung, prostate and gastric cancers. Worldwide Taxotere sales were approximately $1.6 billion in 2005. (Source: Sanofi-Aventis)

•	SDP-012 (vinorelbine emulsion) – A novel emulsion formulation of vinorelbine tartrate designed to reduce vein irritation associated with the drug. Vinorelbine is approved to treat non-small cell lung cancer. According to IMS Health, worldwide sales of vinorelbine in 2005 were over $150 million.

•	SDP-111 – A novel formulation of beta-elemene, a small molecule anticancer agent belonging to the triterpene family and currently approved in China for a variety of cancers.

•	SDP-112 – An emulsion formulation of alpha-tocopheryl succinate, a form of vitamin E which has been shown to selectively facilitate apoptosis, or cell death, in cancer cells.

•	SDP-015 – A proprietary intravenous formulation of an approved antibiotic in the macrolide family known as clarithromycin. Clarithromycin is approved for mild to moderate bacterial infections such as in community-acquired pneumonia. Only oral formulations of clarithromycin are currently available in the US.

•	SDP-011 – A broad spectrum intranasal/topical anti-viral gel intended for use in cold and flu and other viral indications as an over-the-counter (OTC) product.

•	SDP-016 – A novel formulation of vancomycin, a parenteral glycopeptide antibiotic approved to treat gram-positive bacterial infections. SDP-016 is designed to reduce the vein irritation and phlebitis associated with the IV-delivered drug.
Certain product candidates to be obtained in the transaction are being evaluated by ADVENTRX as possible out-licensing opportunities.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
About SD Pharma
More information on SD Pharma can be found on the Company’s Web site at www.sdpharma.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866